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                                                                    EXHIBIT 23.2

                 [CONSENT OF KPMG LLP WITH RESPECT TO QVC, INC.]

Independent Auditors' Consent

The Board of Directors
QVC, Inc.

     We consent to incorporation by reference in the registration statement on Form S-4 of AT&T Comcast Corporation of our report dated February 3, 1999, with respect to the consolidated statements of operations and comprehensive income, shareholders' equity, and cash flows of QVC, Inc. and subsidiaries for the year ended December 31, 1998 (such consolidated financial statements are not separately presented herein), which report is included as an exhibit to the Form 10-K of Comcast Corporation for the year ended December 31, 2000. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.

                                    KPMG LLP

Philadelphia, Pennsylvania
February 8, 2002